EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT IS SUBJECT TO THE
PROVISIONS OF SECTION 181.78 OF THE MINNESOTA STATUTES

Southwest Casino and Hotel Corp., a Minnesota corporation (the “Company”), and Tracie L. Wilson (“Employee”) enter into this Employment Agreement (“Agreement”) effective June 7, 2006 (“Effective Date”). Company and Employee are collectively referred to in this Agreement as the “Parties”.

BACKGROUND:

A.   Employee wishes to be employed by Company and Company wishes to employ Employee; and

B.   The Parties wish to set forth the final binding terms of Employee’s employment by Company in this Agreement; and

C.   The Parties agree to the term and conditions of Employee’s employment by Company as stated in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the Parties’ agreement as to Employee’s commencement or continuation of employment, the payment of compensation and other benefits (as defined in this Agreement), the Parties’ mutual agreements stated in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Company and Employee acknowledge, the Parties agree as follows:

1.                 EMPLOYMENT TERMS AND DUTIES

Section 1.1  Term.  Subject to the provisions of Section 5 of this Agreement regarding termination, Company agrees to employ Employee and Employee agrees to be employed by Company for a term ending June 1, 2007, which will renew automatically for additional one year terms subject to termination by either Party in accordance with Section 5 below.

Section 1.2  Duties.

a.    Company will employ Employee on substantially a full-time basis. Employee’s primary responsibility will be acting as the chief financial and accounting officer of the Company.  Initially, Employee’s title will be Chief Financial Officer (although Employee will not serve as the Company’s principal financial and accounting officer for purposes of filings with the United States Securities and Exchange Commission until approved for that role by the Board of Directors).  Employee will perform any and all other duties as the Chief Executive Officer, President, or Board of Directors may reasonably direct.

b.    During the term of Employee’s employment by Company, Employee will devote her attention, and energy to the performance of Employee’s duties to Company.  Employee will perform Employee’s duties under the supervision of and report to the Chief Executive Officer and the President of Company. Employee and Company further agree and understand that Employee may engage in other activities during her employment under this Agreement, provided such activities do not conflict or interfere with the rendition of Employee’s duties and responsibilities as contemplated under this Agreement.

c.    Employee represents and warrants to the Company, and acknowledges that the Company has expressly relied on this representation and warranty in hiring Employee, that Employee is not subject to any non-competition or other agreement that limits or prohibits Employee from serving the Company in the capacity described in this Agreement.

2.                 COMPENSATION

Section 2.1  Salary.  For all services rendered by Employee, Company will pay Employee an annual salary of $140,000.00 (the “Salary”).  Employee’s Salary will be subject to annual performance reviews and merit increases as determined by the Compensation Committee of the Company’s Board of Directors. Company will pay the Salary in equal semi-monthly installments on the fifteenth and the last day of each month during the term of this Agreement (or, if the fifteenth or last day falls on a Saturday, Sunday or holiday, on the last business day preceding the fifteenth or last day of each month).

Section 2.2  Stock Option.  Upon the execution of this Agreement by the Parties, the Company shall grant Employee, under the terms of the Company’s 2004 Stock Incentive Plan, an incentive stock option, exercisable for 10 years, to purchase 50,000 shares of Employer’s Common Stock at an exercise price equal to the closing share price of the Company’s common stock on the Over-the-Counter Bulletin Board market on that date (the “Option”).  The option will become exercisable (“vest”) over three years in 12 equal installments on the last day of each fiscal quarter of the Company during which Employee is employed.  Except as otherwise stated in the written option agreement, the Option will be subject to all terms and conditions of the 2004 Stock Incentive Plan.

Section 2.3  Bonus. Employee will be eligible for bonus compensation if and when determined by the CEO and President of the Company and approved by its Compensation Committee of the Board of Directors.  Employee acknowledges that the Compensation Committee is in the process of evaluating the Company’s overall compensation and benefits policies and may adopt bonus or incentive plans applicable to Employee.  If the Company adopts such a bonus or incentive plan or plans, Employee’s bonus compensation, if any, will be determined in accordance with the bonus or incentive compensation plan or plans established by the Company.  All bonus compensation will be at the discretion of the Company.

Section 2.4 Benefits.  During Employee’s employment under this Agreement, Employee is entitled to participate in those employee benefits or benefit plans Company provides from time to time to other full-time employees, including, but not limited to, health insurance coverage.  Company is not required to provide any benefit or benefit plans.  Company reserves the right to unilaterally add to, amend or terminate all or any of Employee’s benefits without prior notice, subject to the terms and conditions of such plans and to applicable laws.

Section 2.5  Vacation.  Employee will receive three weeks of paid vacation per year.  The Company has established its paid vacation policy based on the belief that both the employee and the employer benefit when employees take vacations.  For that reason, Southwest prefers strongly that employees take their entire allotted vacation each year.  Unused vacation time will not carry forward into subsequent years.

Section 2.6  Reimbursement of Expenses.  Company will reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred at the request of Company in the performance of employee’s duties under this Agreement subject to providing adequate written documentation of such expenses.

3.                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

Section 3.1  Licensing.  Employee represents and warrants to the Company that Employee does not know of any reason, whether from Employee’s professional or personal life, that Employee will be unable to receive a gaming license from any gaming regulatory body that has jurisdiction over the Company or any of its operations.  Employee represents and warrants to the Company that Employee has not been charged with or convicted of fraud; been convicted of or plead guilty or no contest to any criminal offense (other than minor traffic violations), has not been found to have violated any gaming law, regulation or rule in any jurisdiction, and has not had any gaming license revoked or any application for a gaming license denied.  Employee acknowledges that the Company expressly relied on Employee’s representations that Employee was not aware of any reason Employee would not be able to receive a gaming license in offering to employ or continuing to employ Employee.  Employee further acknowledges that failure to receive any gaming license may be grounds, at the sole discretion of the Company, for demotion or termination of Employee with cause.

Section 3.2  Insider Trading Policy.  Employee acknowledges that the Company is a wholly-owned subsidiary of Southwest Casino Corporation and that securities of Southwest Casino Corporation are traded in the public markets and subject to the periodic reporting requirements of the Commission.  Employee further acknowledges that, in her role as Chief Financial Officer, Employee will frequently possess material non-public information regarding the Company and Southwest Casino Corporation.  Employee agrees that she will not engage in any transaction in Southwest Casino Corporation securities while in possession of material non-public information regarding the Company or Southwest Casino Corporation.  Employee acknowledges that engaging in any transaction in Southwest Casino Corporation securities while in possession of material non-public information, or providing material non-public information to any third party who engages in any transaction in Southwest Casino Corporation securities, may violate federal securities laws.  Employee agrees to abide the provisions of Southwest Casino Corporation’s insider trading policy for executive officers in connection with any transaction in Southwest Casino Corporation securities by Employee or members of Employee’s immediate family.

Section 3.3.  Third-Party Information. Employee understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of the Employee’s obligations to third parties and does not desire to receive any confidential information under such circumstances. Accordingly, the Employee will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. The Employee represents that the Employee has provided the Company with a copy of any agreement by which the

Employee is bound that restricts the Employee’s use of any third party’s confidential information.

Section 3.4.  Non-Competition Agreements.  Employee represents and warrants to the Company that the Employee is not currently subject to a non-competition, confidentiality or other similar agreement with a former employer that prohibits the Employee from working for the Company.

4.                 RESTRICTIVE COVENANTS

Section 4.1  Confidential Information.  Employee acknowledges that the confidential information and data obtained by her during the course of her performance under this Agreement (or her work prior to the date hereof for Company, if any) concerning the business or affairs of Company (the “Confidential Information”) are the property of Company.  Employee agrees that she will not disclose to any unauthorized persons or use for her own account or for the benefit of any third party any of such Confidential Information or data without the written consent of the President of the Company, either during the term of her employment or after the termination thereof for a period of three years.  Employee agrees to deliver to Company at the termination of her employment all memoranda, notes, plans, records, reports and other documentation (and copies thereof) relating to the business of Company or the Enterprise which she may then possess or have under her control.

Section 4.2  Title.  Subject to the provisions of the attached Exhibit B, all documents, inventions, designs or other tangible property relating in any way to the business of Company, which are conceived or generated by Employee or come into Employee’s possession during the Initial Term or any extension of employment under this Agreement, are automatically assigned to and remain the exclusive property of Company, and Employee agrees to return all such documents and tangible property including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, financial information or copies thereof, which are the property of Company or which relate in any way to the business, practices or techniques of Company, and all other property of Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of Company, which are in the possession or under the control of Employee, to Company upon termination of this Agreement or at any earlier time that Company requests such return.

All ideas, designs, graphics, logos, slogans, copies, software, derivative works and all other materials or intellectual property relating to the Enterprise or other endeavor of the Company created by or, on the behalf of, Employee in the course of her employment under this Agreement automatically becomes the property of and is solely owned by Company, its successors, assigns, and licensees, in perpetuity, without reservation.  Furthermore, all rights of whatever nature affixed to such ideas, designs, graphics, logos, slogans, copies, software, derivative works and other materials or intellectual property relating to any Enterprise or other endeavor of the Employee, including, without limitation, any trademark or service mark rights or copyrights and any goodwill appurtenant thereto, any right of publicity, and any rights, title or interest which may affix under any copyright laws now or hereafter in force and effect in the United States or any other country or countries, automatically become the property of and are solely owned by Company, its successors, assigns and licensees, in perpetuity, without reservation.

Section 4.3  Non-Solicitation Covenant.  In consideration of the covenants of the Company in this Agreement, the receipt and sufficiency of which are acknowledged by Employee, Employee agrees that for a period of one (1) year after termination of Employee’s employment with the Company, the Employee must not directly or indirectly:

(a)           Hire or solicit, or cause or induce others to hire or solicit for employment, any employee of the Company or encourage any employee (including persons who were employed by the Company within 90 days of the Employee’s termination date) to leave the employment of the Company.

(b)           Disparage or defame the Company or request or advise any customer, client, prospective client or vendor to curtail or cancel such person’s business relationship with the Company.

Section 4.4  Remedies.  Employee acknowledges that any violation of Article 3 or 4 of this Agreement by Employee would result in immediate and irreparable injury to Company for which an award of money damages would not be an adequate remedy, Employee agrees that employer has the right to obtain equitable relief including an injunction to specifically enforce the terms of this Agreement, and to obtain any other legal or equitable remedies that may be available to Company.  In the event of any violation by Employee of this Agreement, Employee agrees to pay reasonable costs and legal fees incurred by Company in pursuit of any of its rights with respect to this Agreement, in addition to any damages sustained by Company by reason of such breach.

Section 4.5  Assignment.  The transfer of Employee from Company to any subsidiary or affiliate or to a successor company that results from any acquisition, merger or reorganization thereof shall operate as an assignment to such company of Company’s rights under this Agreement.  Such assignment shall not operate to terminate or modify this Agreement, except that the company to which Employee is transferred shall be construed, for the purpose of this Agreement, as standing in the same place as Company as of the date of such transfer.  All covenants and agreements under this Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Company, including assignees by operation of law.

Employee’s performance under this Agreement requires Employee’s personal services, unique skills and experience, and therefore, may not be assigned or transferred by Employee nor may Employee delegate her duties under this Agreement to another person without the prior written consent of the Board of Directors of Company.  Company retains the exclusive right to withhold consent for any reason.

Section 4.6  Survival.  Except as otherwise expressly provided herein, the provisions of this Section 4 will survive (a) the termination of this Agreement as a result of breach or otherwise, or (b) the termination of Employee’s employment under this Agreement, provided further, that in the event of a breach of Company’s obligation to make any payments to Employee required under this Agreement, the provisions of Section 4.4 of this Agreement shall not survive a termination of this Agreement for so long as such breach remains uncured.

5.                 TERMINATION

Section 5.1  For Cause Termination.  Employee’s employment under this Agreement may be terminated by Company at any time for “cause”, which is defined as (a) the failure of Employee, individually, to meet the licensing requirements of any jurisdiction in which Employee’s work for the Company requires that Employee hold a license; (b) the conviction of Employee of any fraudulent or criminal act; (c) the willful refusal by Employee to comply with or adequately perform any duty or responsibility imposed upon Company pursuant to the terms of this Agreement; (d) a determination by a majority of the Board of Directors of the Company that Employee’s continued employment with Company may result in (i) the disapproval, modification, or non-renewal of any contract or proposed contract under which the Company or any of its subsidiaries has sole or shared authority to develop, license or manage any gaming operations, wherever located, or (ii) the disapproval, loss, modification, non-renewal or non-reinstatement of any license, franchise, approval or consent issued by or sought from any federal, state or tribal governmental authority with respect to the conduct of any portion of the business of the Company or any subsidiary; (e) a breach of any material provision of this Agreement by Employee not otherwise covered by clauses (a), (b) (c) or (d) of this Section 5.1; or (f) the loss of any tribal or other regulatory approval necessary for the continued employment of Employee in connection with the operation of the Enterprise.  Company may terminate Employee’s employment immediately (without any advance notice) in the event of a termination for cause.  If Employee’s employment is terminated for cause pursuant to this Section 5.1, no further payments of Salary, Bonus or other forms of compensation or benefits shall be due or payable to Employee with respect to any period following or events occurring after the date of such termination, except as may be required by applicable law, and all vested options may be exercised for only thirty (30) days.

Section 5.2  Termination Without Cause.  Employee or Company may terminate Employee’s employment under this Agreement without cause at any time upon 30 days written notice of such intent to terminate.  During the 30-day period following such notice, Employee shall continue to receive the compensation contemplated by Article II of this Agreement and shall, at the discretion of the Company, continue to perform the duties set forth herein during such 30-day period.

Section 5.3  Change in Control.  Upon approval by the Board of Directors of the company, Employee and Company will enter into a separate agreement that provides that if Employee’s employment terminates in connection with a Change in Control of the Company (as defined in the separate agreement), Employee will receive post-employment benefits consistent with those provided to other senior managers of the company, including salary continuation of not less than 6 months.  Any such agreement must comply with the requirements of Section 409A of the Internal Revenue Code.

Section 5.3  Death or Disability.  In the event of Employee’s death or disability, this Agreement shall terminate except that Company shall pay Employee’s designated beneficiaries or estate, in the case of death, or employee, in the case of disability, Employee’s Salary for (a) 60 days; or (b) the remaining term of this Agreement, whichever is less.  Such payments shall be reduced by the amount of any death or disability payments which may be payable to Employee under any death or disability insurance coverage in effect for Company’s employees.  For purposes of this Agreement, “disability” shall mean a physical or mental impairment which renders Employee incapable of performing the duties assigned to Employee under this

Agreement for a period of more than thirty (30) consecutive days, as determined solely by a majority of the Board of Directors of Company.

6.                 PROVISIONS OF GENERAL APPLICATION

Section 6.1  Background Checks and Related Information.  Employee acknowledges that Company’s gaming business is extensively regulated and, as a result, various regulatory bodies may request or require background investigations and background information regarding Employee.  During the term of this Agreement, Employee agrees to comply with any and all background investigations conducted or requested from time to time by Company or any federal, state, tribal or other regulatory authority.  Employee acknowledges and agrees that the provisions of this Section 6.1 are a material part of this Agreement.

Section 6.2  Notices.  All notices, requests and other communications from any of the Parties hereto to any of the others shall be in writing and, except as otherwise provided herein, shall be considered to have been duly given or served if sent by certified or registered United States mail, postage prepaid, return receipt requested, to the respective parties at their address set forth below or to such other address as such party may hereafter designate by notice to the other party.

As to Company:	Southwest Casino and Hotel Corp.
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425

As to Employee:

Section 6.3  Amendment.  This Agreement may be amended only by a mutually agreed to writing, signed by both Company and Employee.

Section 6.4  Parties in Interest.  This Agreement binds, and the benefits and obligations provided in this Agreement inure to, the Parties and their respective heirs, legal representatives, successors, assigns, transferees or donees.

Section 6.5  Entire Agreement.  Employee and Company intend this Agreement to be the final and binding expression of their agreement and as the complete and exclusive statement of its terms.  This Agreement supersedes and revokes all other prior negotiations, representations and agreements, whether oral or written, regarding the employment relationship between Company and Employee.

Section 6.6  Enforceability.  If any provision in this Agreement is declared unenforceable or invalid, said declaration will not impair any of the Agreement’s other provisions which must be enforced according to their respective terms.

Section 6.7  Construction.  The headings preceding or the labeling of the paragraphs of this Agreement are for the purpose of identification only and shall not be used for the construction or interpretation of any portion of this Agreement.  Waiver by any party of any default, violation or nonperformance under this Agreement shall not be deemed a waiver of their right to seek legal or equitable relief for any subsequent violation of the Agreement.  As used in this Agreement and where necessary, the singular includes the plural and vice versa, and masculine, feminine and neuter expressions are interchangeable.

Section 6.8  Applicable Law.  This Agreement was made and entered into in Minnesota, and the laws of the State of Minnesota shall govern and be applicable to this Agreement and any enforcement, construction or interpretation thereof.

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Signatures on next page.

IN WITNESS WHEREOF, Company and Employee have knowingly, voluntarily and with the right to seek independent counsel, executed this Agreement on the date(s) reflected below with an Effective Date as set forth above.

EMPLOYEE	SOUTHWEST CASINO AND
HOTEL CORP.
By:
Tracie L. Wilson	Its:

EXHIBIT B

NOTICE PURSUANT TO

MINNESOTA STATUTES 181.78 (Subd. 3)

TO:                         Tracie Wilson

FROM:                  Southwest Casino and Hotel Corp. (the “Company”)

You have entered into an Employment Agreement with Company requiring you, among other things, to assign or offer to assign your rights in certain inventions to Company.  You are hereby notified that such Employment Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of Company, or (b) to Company’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by you for Company.

SOUTHWEST CASINO AND HOTEL CORP.
By:
Its:

I hereby acknowledge receipt of the foregoing notice.

Tracie L. Wilson